EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of El Capitan Precious Metals, Inc. as of September 30, 2010:

Percent of
Name	Ownership

El Capitan Precious Metals, Inc., a Delaware corporation	100%

El Capitan, Ltd., an Arizona corporation	40%